Goldman Sachs Trust

Goldman Sachs Fixed Income Funds

Goldman Sachs Equity Funds
Goldman Sachs Specialty Funds
Goldman Sachs Asset Allocation Funds

Institutional Shares

Supplement dated March 18, 2004 to

Prospectuses dated February 27, 2004,
December 23, 2003, May 1, 2003
and May 1, 2003, respectively

In the Institutional Shares Prospectus, under “Shareholder Guide – How to Buy Shares – What Is My Minimum Investment in the Funds” this section is hereby revised for foundations and endowments to reflect a minimum investment of $1,000,000 in Institutional Shares of a Fund alone or in combination with other assets under the management of GSAM and its affiliates.

FUNDSTCK3-04